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                                                                     EXHIBIT 11


                  AMERICAN TELECASTING, INC. AND SUBSIDIARIES

                               Earnings Per Share
                (Dollars in thousands except per share amounts)



                                                    THREE MONTHS ENDED MARCH 31,
                                                   ----------------------------
                                                       1996            1997
                                                   ------------    ------------
Net loss .......................................   $    (18,749)   $    (22,583)

Common Stock weighted average shares ...........     16,585,638      24,586,313

Net loss per share .............................   $      (1.13)   $       (.92)